Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 5, 2020

Preliminary Prospectus Supplement dated March 8, 2021

Registration Statement File No. 333-249877

ANTHEM, INC.

Offering of:

$500,000,000 0.450% Notes due 2023 (the “2023 Notes”)

$750,000,000 1.500% Notes due 2026 (the “2026 Notes”)

$1,000,000,000 2.550% Notes due 2031 (the “2031 Notes”)

$1,250,000,000 3.600% Notes due 2051 (the “2051 Notes”)

Pricing Term Sheet dated

March 8, 2021

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated March 8, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 5, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-249877). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Anthem, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	March 8, 2021

Trade Date	March 8, 2021

Settlement Date	March 17, 2021 (T+7)

Aggregate Principal Offering Amount	$500,000,000 for the 2023 Notes $750,000,000 for the 2026 Notes $1,000,000,000 for the 2031 Notes $1,250,000,000 for the 2051 Notes

Maturity Date	March 15, 2023 for the 2023 Notes March 15, 2026 for the 2026 Notes March 15, 2031 for the 2031 Notes March 15, 2051 for the 2051 Notes

Coupon (Interest Rate)	0.450% for the 2023 Notes 1.500% for the 2026 Notes 2.550% for the 2031 Notes 3.600% for the 2051 Notes

Price to Public (Issue Price)	99.974% of the face amount for the 2023 Notes 99.737% of the face amount for the 2026 Notes 99.615% of the face amount for the 2031 Notes 99.636% of the face amount for the 2051 Notes

Yield to Maturity	0.463% for the 2023 Notes 1.555% for the 2026 Notes 2.594% for the 2031 Notes 3.620% for the 2051 Notes

Spread to Benchmark Treasury	T + 30 basis points for the 2023 Notes T + 70 basis points for the 2026 Notes T + 100 basis points for the 2031 Notes T + 130 basis points for the 2051 Notes

Benchmark Treasury	0.125% due February 28, 2023 for the 2023 Notes 0.500% due February 28, 2026 for the 2026 Notes 1.125% due February 15, 2031 for the 2031 Notes 1.625% due November 15, 2050 for the 2051 Notes

Benchmark Treasury Price / Yield	99-29 5/8 / 0.163% for the 2023 Notes 98-08 3/4 / 0.855% for the 2026 Notes 95-22+ / 1.594% for the 2031 Notes 85-04+ / 2.320% for the 2051 Notes

Interest Payment Dates

March 15 and September 15, commencing September 15, 2021 for the 2023 Notes.

March 15 and September 15, commencing September 15, 2021 for the 2026 Notes.

March 15 and September 15, commencing September 15, 2021 for the 2031 Notes.

March 15 and September 15, commencing September 15, 2021 for the 2051 Notes.

Optional Redemption Provisions

For the 2023 Notes: Prior to March 15, 2023, make-whole call at Treasury rate plus 5 basis points.

For the 2026 Notes: Prior to February 15, 2026 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after February 15, 2026.

For the 2031 Notes: Prior to December 15, 2030 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after December 15, 2030.

For the 2051 Notes: Prior to September 15, 2050 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after September 15, 2050.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 AQ6 / US036752AQ61 for the 2023 Notes 036752 AR4 / US036752AR45 for the 2026 Notes 036752 AP8 / US036752AP88 for the 2031 Notes 036752 AS2 / US036752AS28 for the 2051 Notes

Joint Book-Running Managers	Citigroup Global Markets Inc. Barclays Capital Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Senior Co-Managers	BofA Securities, Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Truist Securities, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Junior Co-Managers	Fifth Third Securities, Inc. PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about March 17, 2021, which will be the seventh business day following the date of the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-249877). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling Citigroup Global Markets Inc. at 1-800-831-9146, Barclays Capital Inc. at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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